Exhibit 99.2

TRICO MARINE REPORTS FIRST QUARTER 2004 RESULTS

HOUSTON, May 10, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR) today announced a net loss for the first quarter of 2004 of $16.5 million, or $(0.45) per share (diluted), on revenues of $23.6 million. This compares to a net loss of $13.5 million, or $(0.37) per share (diluted), on revenues of $29.0 million for the first quarter of 2003. The 2003 first quarter net loss includes a gain of $0.5 million on the sale of a crew boat.

Day rates for the Company's Gulf class supply boats averaged $4,287 with utilization of 43% in the first quarter of 2004, compared to $5,277 with utilization of 47% in the first quarter of 2003. North Sea day rates averaged $10,461 with utilization of 68% in the first quarter of 2004, compared to $10,459 with utilization of 80% for the first quarter of 2003. The crew and line handlers averaged $2,494 with utilization of 84% in the first quarter of 2004 compared to $2,762 with utilization of 68% in the first quarter of 2003.

Direct vessel operating expenses decreased in the first quarter of 2004 to $18.1 million, compared to $20.5 million for the first quarter of 2003, due primarily to reduced labor and maintenance costs, particularly in the North Sea, as a result of the Norwegian government increasing their partial reimbursement of crew costs, and the sale of a large North Sea vessel in September 2003.

Negative operating results since 2002 have led the Company to complete steps to enhance liquidity. As part of this program, the Company sold vessels in September 2003 and refinanced its U.S. revolving credit facility in February 2004. The Company entered into a senior secured credit facility (the “2004 Term Loan”) which increased available liquidity and eliminated restrictive performance covenants. With the net proceeds of the 2004 Term Loan of $51.4 million, the Company used $31.0 million to repay and retire the U.S. revolving credit facility, and will use the remaining funds to fund operating, capital and debt service requirements.

Notwithstanding the efforts it has taken, the Company's financial position has continued to deteriorate since 2002, principally due to its leveraged condition and continued operating losses. As a result of these concerns, the Company decided to proactively address its financial leverage and liquidity situation while it has sufficient cash resources to allow it to pursue a variety of alternatives. On April 27, 2004, the Company announced that it had retained legal and financial advisors to assist in its objective of fundamentally restructuring the Company's capital structure.

The Company’s Board of Directors, management and advisors have initiated a review of a wide range of restructuring alternatives.  On May 10, 2004, the Company announced that it intends to utilize a 30-day grace period with regard to the $11.1 million interest payment due May 15, 2004 on its Senior Notes.  This non-payment will not constitute an event of default under the indenture governing the Senior Notes unless such non-payment continues following the expiration of a 30-day grace period.  No decision has been made as to whether the Company will make the interest payment before the expiration of the grace period.

Trico filed its Form 10-Q for the quarter ended March 31, 2004 with the Securities and Exchange Commission.  The Company will not host a conference call relating to results for the period.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa.  The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.  Trico has principal offices in Houma, Louisiana, and Houston, Texas.  Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements."  Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements.  A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited )

(In thousands, except share and per share amounts)

	Three months Ended
	March 31,
	2004	2003

Revenues:	$ 23,569	$ 29,011

Operating expenses:
Direct vessel operating expenses and other	18,112	20,529
General and administrative	3,555	3,805
(Gain) loss on sale of assets, net	9	(483)
Amortization of marine inspection costs	2,880	2,357
Depreciation and amortization expense	8,287	8,524
	32,843	34,732

Operating loss	(9,274)	(5,721)

Interest expense	7,436	7,858
Amortization of deferred financing costs	240	227
Loss on early retirement of debt	618	-
Other (income) expense, net	(499)	808
Loss before taxes	(17,069)	(14,614)

Income tax expense (benefit)	(615)	(1,143)

Net loss	$ (16,454)	$ (13,471)

Basic and Diluted loss per common share:
Net loss	$ (0.45)	$ (0.37)
Average common shares outstanding	36,850,812	36,272,335

Average Day Rates:
Supply	$ 4,287	$ 5,277
Supply /Anchor Handling (North Sea)	10,461	10,459
Crew/line handling	2,494	2,762

Utilization:
Supply	43%	47%
Supply /Anchor Handling (North Sea)	68%	80%
Crew/line handling	84%	68%

Average number of Vessels:
Supply	48.0	48.0
Supply/Anchor Handling (North Sea)	19.0	20.0
Crew/line handling	17.0	17.7

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited )

(In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$ 34,440	$ 25,892
Restricted cash	1,022	1,708
Accounts receivable, net	27,514	30,451
Prepaid expenses and other current assets	1,263	1,501
Total current assets	64,239	59,552

Property and equipment, at cost:
Land and buildings	6,374	6,402
Marine vessels	653,341	661,729
Construction-in-progress	834	170
Transportation and other	4,684	4,628
	665,233	672,929
Less accumulated depreciation and amortization	192,066	185,910
Net property and equipment	473,167	487,019

Restricted cash - noncurrent	6,622	-
Other assets	42,501	38,620
Total assets	$ 586,529	$ 585,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 5,295	$ 4,758
Accounts payable	6,734	6,190
Accrued expenses	7,001	6,352
Accrued insurance reserve	4,856	4,497
Accrued interest	9,065	3,656
Income taxes payable	322	331
Total current liabilities	33,273	25,784

Long-term debt, net of discounts	393,370	375,408
Deferred income taxes	38,025	39,772
Other liabilities	2,168	2,196
Total liabilities	466,836	443,160

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and
no shares issued at March 31, 2004 and December 31, 2003	-	-
Common stock, $.01 par value, 55,000,000 shares authorized,
37,007,569 and 36,982,569 shares issued and 36,935,537 and
36,910,537 shares outstanding at March 31, 2004 and December 31, 2003	370	370
Additional paid-in capital	338,065	338,007
Accumulated deficit	(231,299)	(214,845)
Unearned compensation	(170)	(127)
Cumulative foreign currency translation adjustment	12,728	18,627
Treasury stock, at par value, 72,032 shares at March 31, 2004
and December 31, 2003	(1)	(1)
Total stockholders' equity	119,693	142,031

Total liabilities and stockholders' equity	$ 586,529	$ 585,191